Exhibit 99
                           Press release


            NU Announces Selection of Deloitte & Touche as
                    External Auditing Firm



     BERLIN, Connecticut, March 15, 2002 (NYSE: NU) - Northeast Utilities (NU) today announced that the Company's Board of Trustees has selected Deloitte & Touche as its external auditor beginning for the year 2002 and the account will be serviced from the Deloitte & Touche Hartford, Connecticut office. Deloitte & Touche replaces Arthur Andersen who had been NU's external auditor for twenty-five years.

     John Forsgren, vice chairman, executive vice president and chief financial officer said, "The Company values greatly the professional services provided by Arthur Andersen and equally appreciates the services provided by their Connecticut based team. The decision to change was an extremely difficult one and follows an extensive auditor selection process which began months ago by NU management and the Audit Committee of the Board of Trustees." The selection of Deloitte & Touche will be submitted to the Shareholders of Northeast Utilities for ratification at the Annual Meeting in May.


The Northeast Utilities System operates New England's largest energy delivery system, serving nearly 2 million electric power customers in Connecticut, Massachusetts, and New Hampshire and 191,000 natural gas customers in Connecticut. NU is one of the largest competitive energy suppliers in New England and is a major energy trader in the Northeast. As a community and economic development partner, NU is committed to environmental leadership and stewardship. For more information, please visit www.nu.com.

                               # # #